Exhibit 10.01

October 25, 2011

Mr. William A. Slater

Dear Bill,

Subject to authorization and approval of the Board of Directors of MIPS Technologies, Inc., (“MIPS”) we are pleased to offer you the position of Vice President, Chief Financial Officer and Treasurer, reporting to me, subject to the terms and conditions contained herein.

This offer includes a base salary of $300,000 annualized, paid semi-monthly.  You will also be eligible to participate in the MIPS Technologies, Inc. Performance-Based Bonus Plan for Executives (“Bonus Plan”) with a target of 50% of base salary earned in a fiscal year and an upside to 100% of base salary earned, subject to pay out in accordance with the terms of the Bonus Plan.  Your total “target” cash compensation annualized will be $450,000 with a potential upside which could bring your actual total annualized compensation up to $600,000.

Additionally, you will receive vacation pay, holiday pay and life, AD&D and LTD insurance coverage.  You will also have the opportunity to participate in the following employee benefit programs: medical, dental, and vision insurance plans, 401(k) plan, Flex Spending Accounts, Non-Qualified Deferred Compensation Plan and the MIPS Employee Stock Purchase Plan.

Subject to authorization and approval of the Board of Directors, the terms of the applicable stock option plan and award documents, and compliance with all applicable federal and state securities laws, you will be granted an option to purchase 125,000 shares of MIPS Technologies, Inc. common stock.  The grant date which determines the per share exercise price for new hire option grants is set by the Committee designated by the Board of Directors to adminster the applicable stock plan.  Currently, new hire options are granted on the last Thursday of each month (“Grant Date”) and are priced using the market closing price on that date.   Unless otherwise notified, your option will be granted either on the Grant Date immediately following your start date, provided you commenced your employment on or before the Monday preceding that Grant Date, or on the Grant Date in the following month. Specific terms and conditions will be included in the definitive stock option award documents and will include your right to purchase your shares according to a vesting schedule.  The vesting schedule will provide for one-third of the total shares to become vested 12 months from your grant date with 1/36th of the total shares vesting each month thereafter for the remaining 24 months.  Unless earlier terminated, your option may be exercised only during a term of seven (7) years from your grant date and may be exercised during such term only in accordance with the terms of the plan and the definitive award documents.

955 EAST ARQUES AVE	SUNNYVALE, CA 94085-4521	PHONE 408.530.5000	FAX 408.530.5150	WEB www.mips.com

Mr. William A. Slater
October 25, 2011

In addition, subject to authorization and approval of the Board of Directors, the terms of the applicable stock plan and stock unit award documents and compliance with all applicable federal and state securities laws, you will be granted a stock unit award for 50,000 restricted stock units.  The grant date is set by the Committee designated by the Board of Directors to administer the applicable stock plan and is anticipated to be on the last Thursday of the month in which you join the company provided you commenced your employment on or before the Monday preceding that Grant Date, or on the Grant Date in the following month. Specific terms and conditions will be included in the definitive stock unit award documents and will include a vesting schedule.  The vesting schedule will provide for one-third of the total restricted stock units to become vested on each of the first three annual anniversaries of your grant date.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you are required to provide verification of your identity and legal right to work in the United States.

You may accept this position by signing below and returning a signed copy to MIPS’ Human Resources by October 25, 2011.

The team and I are looking forward to you joining us and making a major contribution to the success of MIPS.

Sincerely,

/s/ SANDEEP VIJ

Sandeep Vij
President & Chief Executive Officer
MIPS Technologies, Inc.

I accept this offer of employment with the understanding that it is not an employment contract.  I understand that my employment with the company is not for any fixed term and constitutes at-will employment in which either I or the company may terminate at any time, for any reason, with or without notice. I also understand that upon commencement of employment, I will be expected to sign the Confidential Information and Inventions Agreement. The provisions stated in the offer of employment supersede all prior discussions and negotiations, and no other writing published by the company is intended to modify the presumptions of at-will employment status.

/s/ WILLIAM SLATER                     October 25, 2011
Employee Signature                           Today’s Date

November 10, 2011
Start Date